Exhibit 99.1

news release

Executive Offices                 For Further Information Contact:

1 Parkway N. Blvd.

Suite 100

Deerfield, IL 60015

P. Cody Phipps

President and Chief Executive Officer

                or

Fareed A. Khan

Sr. Vice President and Chief Financial Officer

United Stationers Inc.

(847) 627-7000

UNITED STATIONERS ELECTS TAYLOR

TO ITS BOARD OF DIRECTORS

DEERFIELD, Ill., December 7, 2011 – United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, announced today that Stuart A. Taylor, II has joined its board of directors and will serve on the audit and finance committees. His election to the board brings the total number of members to twelve, with eleven of those being independent directors.

Mr. Taylor, 51, is the chief executive officer of The Taylor Group LLC in Chicago, a private equity firm focused on establishing and developing businesses in partnership with high potential entrepreneurs. Since 2002, The Taylor Group has invested in ten companies in industries including financial services, technology and healthcare. Prior to forming The Taylor Group, Mr. Taylor spent 19 years with major Wall Street firms including Morgan Stanley, Bear Stearns, CIBC World Markets and Bankers Trust.

Mr. Taylor received his M.B.A. in finance from Harvard Business School and an undergraduate degree from Yale University.

He currently serves as a board member for Ball Corporation and Hillenbrand, Inc.

“We are extremely pleased to have an individual as well qualified as Stuart on our board,” said Frederick B. Hegi, Jr., chairman of United Stationers’ board of directors. “His experience in strategic diversification along with his financial and business development experience make him a valuable addition to our board.”

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2010 net sales of approximately $4.8 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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